                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------

(NABORS INDUSTRIES LOGO)                                            NEWS RELEASE

--------------------------------------------------------------------------------


              NABORS' $0.82 - 2Q05 EPS SETS RECORD 2Q04 WAS $0.30

HAMILTON, BERMUDA, JULY 27, 2005, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced record results for the second quarter and six months ended June 30, 2005. Adjusted income derived from operating activities(1) was $173.8 million for the current quarter compared to $46.7 million in the second quarter of last year and $171.9 million in the first quarter of this year. Net income was $131.8 million ($0.82 per diluted share) for the current quarter compared to $46.3 million ($0.30 per diluted share) in the second quarter of last year and $127.4 million ($0.80 per diluted share) in the first quarter of this year. Operating revenues and Earnings from Unconsolidated Affiliates totaled $770.5 million in the current quarter compared to $531.9 million in the second quarter of last year and $785.7 million in the first quarter of this year. For the six months ended June 30, 2005, adjusted income derived from operating activities was $345.8 million compared to $131.7 million in the first six months of 2004. Net income for the first six months of 2005 was $259.2 million ($1.62 per diluted share) compared to $118.1 million ($0.76 per diluted share) in the first six months of 2004. Revenues and Earnings from Unconsolidated Affiliates for the first six months of 2005 rose to $1.6 billion, up from $1.1 billion for the first six months of 2004.

Gene Isenberg, Nabors' Chairman and Chief Executive Officer, commented, "The remarkable potency of our markets is illustrated by the magnitude of the sequential increase in our operating numbers achieved despite the $47 million seasonal drop in Canada's results. The largest improvement came from our U.S. Lower 48 Land Drilling operation, which realized a larger than expected increase in average per rig day margins and added seven rigs. The next most significant improvement came from our U.S. Land Well-Servicing unit where pricing continued to move up in response to a tight supply/demand dynamic. Our U.S. Offshore unit also posted a substantial increase with improved pricing, slightly higher utilization and the final settlement of our business interruption claim that stemmed from the loss of platform rig P-141 during hurricane Ivan last fall. Our International unit posted solid improvement on higher activity, as did our Oil and Gas operations. Our manufacturing and construction businesses (Other Operating Segments) also realized a substantial increase, primarily as a result of a good construction season in Alaska, higher directional drilling activity and pricing for Ryan, and improving results in Marine transportation. Alaska drilling was better than expected although seasonally lower than the first quarter.

"Our financial position continues to get even stronger with an excellent balance sheet that includes net debt at 12 percent. Strong cash flow is funding virtually all of our programs including this quarter's repurchase of

-------------------------
(1) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting."

$80.6 million in stock (1.5 million shares at an average cost of $53.73 per share) and an accelerated capital spending program that is likely to exceed $1 billion this year.

"The outlook for our business has never been stronger, with rig demand showing no signs of abating in both North America and internationally. Consequently, we are accelerating our construction program to address the need for faster moving and more efficient rigs. Since mid-2000 our global operations have deployed approximately 200 rigs, many of which were substantially upgraded with the latest in pipe handling systems, larger horsepower pumps, and electronically controlled, higher horsepower engines, and reconfigured to facilitate more efficient moves. Over 100 of these rigs have been completed and deployed in the last 18 months, and our assessment of demand indicates there is a possibility that Nabors will realize opportunities to deploy another 100 over the next 24 months. We will continue to require term-contracts with each new rig virtually assuring good returns and more importantly, allowing the customers to determine the pace of capacity additions.

"Our U.S. Lower 48 Land Drilling operation has seen the largest number of rig additions and is currently preparing 10 more for service, three of which will be essentially new PACE rigs like the one deployed in the Rockies during the quarter. Shell attested to the quality and performance of these rigs when they named one of the two pad drilling rigs they employ in the Pinedale Anticline as their "Land Rig of the Year," a selection based upon superior safety and operational performance when compared to all of the land rigs Shell contracts worldwide. On June 30th we completed the acquisition of the assets of Alexander Drilling, which consisted of 8 rigs and 5 air drilling packages and an operating base. The rigs range from 500 to 750 horsepower. Alexander was a well regarded contractor and this acquisition significantly increases our share of the Arkoma air drilling market. Our U.S. Land Well-Servicing unit is currently taking delivery of the first of 40 new PLC (Programmable Logic Controlled), 500 HP Millennium workover rigs which will be placed in service over the next 18 months. The positive reaction of our customers to the performance of the first such unit, deployed one year ago, has exceeded our expectations and led to commitments for these rigs well ahead of the delivery schedule.

"In Canada we have fifteen rigs under construction for use in that market along with another 10 A/C coiled tubing/stem drilling rigs. In our U.S. Offshore business we recently completed construction of Sundowner XIX, which is currently deploying to the U.S. Gulf of Mexico. The success of our deep shelf drilling barge 300, which was completed one year ago, has resulted in our decision to proceed with construction of posted barge rig 301, which will be a PACE rig with broader application than rig 300 with the same deep shelf drilling capability.

"Internationally, our second Sundowner platform workover rig commenced operations on a long-term contract offshore India during the quarter. A number of high value new contracts were signed during the quarter, including two 3,000 HP A/C rigs which are finishing construction in Dubai and are expected to commence drilling for the Luksar joint venture in the Kingdom of Saudi Arabia by early first quarter. We also executed contracts for two new 1,000 HP high spec rigs for the Sincor venture in Venezuela, both of which should commence in the fourth quarter, and a multi-year contact for the Dolphin 110 Jackup workover rig, which will be upgraded and redeployed from the U.S. Gulf of Mexico to Angola. Internationally, we are also constructing the fourth unit of our unique MODS rigs (MODS 151) for a term-contract for Shell offshore Australia that should also commence around the end of this year. There are also numerous proposals pending internationally which should materialize in the near future and which, if successful, would result in another 10-15 long-term rig contracts.

"The strength of the current market environment and the inability of the industry to satisfy demand over the foreseeable future is placing a premium on existing rigs. As a result prices are rising rapidly, particularly in the U.S. Lower 48. We are entering into an increasing number of long-term contracts for existing rigs at margins that are more than 25% above those achieved this quarter. Similarly, global market demand is also placing a premium on newer, more efficient rigs that can be delivered both expeditiously and in quantity in a multitude of venues. This gives Nabors' a substantial competitive advantage given our unique access to a global suite of customers, our worldwide infrastructure and the unparalleled volume and strength of our procurement relationships."

The Nabors companies own and operate almost 600 land drilling and approximately 875 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at
(441) 292-1510 or via email at dan.mclachlin@nabors.com. Nabors will conduct a conference call to discuss the quarter's results and the near-term outlook, tomorrow July 28, 2005, at 11:00 a.m. Eastern Daylight Time. The call can be accessed on our website at www.nabors.com, or through First Call at www.firstcallevents.com.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           -----------------------------------------  --------------------------
                                                                    JUNE 30,              MARCH 31,            JUNE 30,
                                                           --------------------------   ------------  --------------------------

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                       2005          2004           2005          2005          2004
                                                           ------------  ------------   ------------  ------------  ------------

Revenues and other income:
   Operating revenues                                      $    765,337  $    530,715   $    783,728  $  1,549,065  $  1,123,696
   Earnings from unconsolidated affiliates                        5,204         1,153          2,003         7,207         4,975
   Investment income                                             15,578         8,631         11,788        27,366        20,884
                                                           ------------  ------------   ------------  ------------  ------------
      Total revenues and other income                           786,119       540,499        797,519     1,583,638     1,149,555
                                                           ------------  ------------   ------------  ------------  ------------

Costs and other deductions:
   Direct costs                                                 454,584       368,941        474,626       929,210       758,981
   General and administrative expenses                           59,805        45,441         58,641       118,446        91,040
   Depreciation and amortization                                 70,982        60,843         68,188       139,170       121,331
   Depletion                                                     11,343         9,977         12,353        23,696        25,587
   Interest expense                                              11,333        11,387         10,737        22,070        27,246
   Losses (gains) on sales of long-lived assets,
     impairment charges and other expense (income), net           4,223        (6,155)         3,871         8,094        (4,826)
                                                           ------------  ------------   ------------  ------------  ------------
      Total costs and other deductions                          612,270       490,434        628,416     1,240,686     1,019,359
                                                           ------------  ------------   ------------  ------------  ------------

Income before income taxes                                      173,849        50,065        169,103       342,952       130,196

  Income tax expense                                             42,044         3,717         41,689        83,733        12,131
                                                           ------------  ------------   ------------  ------------  ------------

Net income                                                 $    131,805  $     46,348   $    127,414  $    259,219  $    118,065
                                                           ============  ============   ============  ============  ============

Earnings per share (1):
   Basic                                                   $        .84  $        .31   $        .84  $       1.67  $        .80
   Diluted                                                 $        .82  $        .30   $        .80  $       1.62  $        .76

Weighted-average number of common shares outstanding (1):
  Basic                                                         157,440       148,866        152,165       154,803       148,425
                                                           ------------  ------------   ------------  ------------  ------------
  Diluted                                                       161,212       155,234        158,777       159,996       163,417
                                                           ------------  ------------   ------------  ------------  ------------


Adjusted income derived from operating activities (2)      $    173,827  $     46,666   $    171,923  $    345,750  $    131,732
                                                           ============  ============   ============  ============  ============


(1) See "Computation of Earnings Per Share" included herein as a separate schedule.

(2) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".




                                      1-1

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                    JUNE 30,       MARCH 31,    DECEMBER 31,
(IN THOUSANDS, EXCEPT RATIOS)                         2005           2005           2004
                                                  ------------   ------------   ------------

ASSETS
Current assets:
Cash and short-term investments                   $  1,061,288   $  1,008,481   $    900,551
Accounts receivable, net                               619,330        646,598        540,103
Other current assets                                   152,597        137,342        140,320
                                                  ------------   ------------   ------------
     Total current assets                            1,833,215      1,792,421      1,580,974
Long-term investments                                  518,070        545,975        510,496
Property, plant and equipment, net                   3,460,599      3,358,068      3,275,495
Goodwill, net                                          331,635        331,251        327,225
Other long-term assets                                 165,073        160,512        168,419
                                                  ------------   ------------   ------------
     Total assets                                 $  6,308,592   $  6,188,227   $  5,862,609
                                                  ============   ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt                 $    814,607   $    809,562   $    804,550
Other current liabilities                              426,923        431,117        394,766
                                                  ------------   ------------   ------------
     Total current liabilities                       1,241,530      1,240,679      1,199,316
Long-term debt                                       1,203,409      1,196,389      1,201,686
Other long-term liabilities                            573,044        532,728        532,214
                                                  ------------   ------------   ------------
     Total liabilities                               3,017,983      2,969,796      2,933,216
Shareholders' equity                                 3,290,609      3,218,431      2,929,393
                                                  ------------   ------------   ------------
     Total liabilities and shareholders' equity   $  6,308,592   $  6,188,227   $  5,862,609
                                                  ============   ============   ============



Cash, short-term and long-term investments        $  1,579,358   $  1,554,456   $  1,411,047

Funded debt to capital ratio:
    - Gross                                           0.38 : 1       0.38 : 1       0.41 : 1
    - Net of cash and investments                     0.12 : 1       0.12 : 1       0.17 : 1
Interest coverage ratio:                                21 : 1       17.8 : 1       14.1 : 1




                                      1-2

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                                SEGMENT REPORTING
                                   (UNAUDITED)

The following tables set forth certain information with respect to our reportable segments and rig activity:


                                                                        THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                           ------------------------------------------   ---------------------------
                                                                     JUNE 30,              MARCH 31,             JUNE 30,
                                                           ---------------------------   ------------   ---------------------------

(IN THOUSANDS, EXCEPT RIG ACTIVITY)                            2005           2004           2005           2005           2004
                                                           ------------   ------------   ------------   ------------   ------------

Reportable segments:
Operating revenues and Earnings from
  unconsolidated affiliates:
    Contract Drilling: (1)
      U.S. Lower 48 Land Drilling                          $    300,700   $    172,049   $    258,990   $    559,690   $    325,417
      U.S. Land Well-servicing                                  118,776         88,162        106,113        224,889        167,641
      U.S. Offshore                                              45,130         31,556         38,067         83,197         62,877
      Alaska                                                     21,955         19,701         24,768         46,723         49,038
      Canada                                                     76,720         61,905        173,402        250,122        200,671
      International                                             135,168        107,185        124,030        259,198        210,172
                                                           ------------   ------------   ------------   ------------   ------------
       Subtotal Contract Drilling (2)                           698,449        480,558        725,370      1,423,819      1,015,816
    Oil and Gas (3)                                              15,218         14,173         15,299         30,517         35,299
    Other Operating Segments (4) (5)                             78,729         52,740         68,916        147,645        108,678
    Other reconciling items (6)                                 (21,855)       (15,603)       (23,854)       (45,709)       (31,122)
                                                           ------------   ------------   ------------   ------------   ------------
      Total                                                $    770,541   $    531,868   $    785,731   $  1,556,272   $  1,128,671
                                                           ============   ============   ============   ============   ============

Adjusted income (loss) derived from operating activities:
 Contract Drilling: (1)
   U.S. Lower 48 Land Drilling                             $    101,813   $     12,971   $     73,459   $    175,272   $     21,539
   U.S. Land Well-servicing                                      26,401         14,394         19,428         45,829         24,127
   U.S. Offshore                                                 12,498          4,796          7,011         19,509          9,613
   Alaska                                                         4,159          3,756          5,972         10,131         10,966
   Canada                                                            57          2,851         47,280         47,337         46,123
   International                                                 32,558         18,753         29,767         62,325         37,344
                                                           ------------   ------------   ------------   ------------   ------------
    Subtotal Contract Drilling (2)                              177,486         57,521        182,917        360,403        149,712
 Oil and Gas (3)                                                  2,869            896            874          3,743          5,402
 Other Operating Segments (4) (5)                                 7,982         (2,106)         3,550         11,532         (2,537)
 Other reconciling items (7)                                    (14,510)        (9,645)       (15,418)       (29,928)       (20,845)
                                                           ------------   ------------   ------------   ------------   ------------
    Total                                                       173,827         46,666        171,923        345,750        131,732
Interest expense                                                (11,333)       (11,387)       (10,737)       (22,070)       (27,246)
Investment income                                                15,578          8,631         11,788         27,366         20,884
Gains (losses) on sales of long-lived assets,
  impairment charges and other income (expense), net             (4,223)         6,155         (3,871)        (8,094)         4,826
                                                           ------------   ------------   ------------   ------------   ------------
Income before income taxes                                 $    173,849   $     50,065   $    169,103   $    342,952   $    130,196
                                                           ============   ============   ============   ============   ============


Rig activity:
Rig years: (8)
   U.S. Lower 48 Land Drilling                                    229.3          193.4          222.4          225.9          184.4
   U.S. Offshore                                                   17.2           15.5           15.6           16.4           14.6
   Alaska                                                           6.8            6.7            6.7            6.7            7.2
   Canada                                                          26.2           25.8           66.2           46.1           44.5
   International (9)                                               83.4           65.6           75.2           79.3           65.3
                                                           ------------   ------------   ------------   ------------   ------------
      Total rig years                                             362.9          307.0          386.1          374.4          316.0
                                                           ============   ============   ============   ============   ============
Rig hours: (10)
   U.S. Land Well-servicing                                     308,718        287,350        296,611        605,329        562,498
   Canada Well-servicing                                         60,297         67,873        114,336        174,633        185,469
                                                           ------------   ------------   ------------   ------------   ------------
      Total rig hours                                           369,015        355,223        410,947        779,962        747,967
                                                           ============   ============   ============   ============   ============

(1) These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $1.2 million, $1.1 million





                                      1-3
         and $0.7 million for the three months ended June 30, 2005 and 2004 and March 31, 2005, respectively, and $1.9 million and $2.2 million for the six months ended June 30, 2005 and 2004, respectively.

(3) Represents our oil and gas exploration, development and production operations.

(4) Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $4.0 million, $.1 million and $1.3 million for the three months ended June 30, 2005 and 2004 and March 31, 2005, respectively, and $5.3 million and $2.8 million for the six months ended June 30, 2005 and 2004, respectively.

(6)      Represents the elimination of inter-segment transactions.

(7) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8) Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating
         182.5 days during a 365-day period represents 0.5 rig years.

(9) International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended June 30, 2005 and 2004 and 3.7 years during the three months ended March 31, 2005, and 3.9 years and 4.0 years during the six months ended June 30, 2005 and 2004, respectively.

(10) Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.




                                      1-4

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:


                                                                         THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                              ----------------------------------------  --------------------------
                                                                        JUNE 30,            MARCH 31,            JUNE 30,
                                                              --------------------------  ------------  --------------------------

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                          2005          2004          2005          2005          2004
                                                              ------------  ------------  ------------  ------------  ------------

Net income (numerator):
   Net income - basic                                         $    131,805  $     46,348  $    127,414  $    259,219  $    118,065
   Add interest expense on assumed conversion of our
      zero coupon convertible/exchangeable senior
      debentures/notes, net of tax:
        $1.381 billion due 2021 (1)                                     --            --            --            --         6,180
        $700 million due 2023 (2)                                       --            --            --            --            --
                                                              ------------  ------------  ------------  ------------  ------------
   Adjusted net income - diluted                              $    131,805  $     46,348  $    127,414  $    259,219  $    124,245
                                                              ------------  ------------  ------------  ------------  ------------

   Earnings per share:
     Basic                                                    $        .84  $        .31  $        .84  $       1.67  $        .80
     Diluted                                                  $        .82  $        .30  $        .80  $       1.62  $        .76

Shares (denominator):
   Weighted-average number of shares outstanding - basic (3)       157,440       148,866       152,165       154,803       148,425
   Net effect of dilutive stock options and warrants based
      on the treasury stock method                                   3,772         6,368         6,612         5,193         6,501
   Assumed conversion of our zero coupon
      convertible/exchangeable senior debentures/notes:
        $1.381 billion due 2021 (1)                                     --            --            --            --         8,491
        $700 million due 2023 (2)                                       --            --            --            --            --
                                                              ------------  ------------  ------------  ------------  ------------
   Weighted-average number of shares outstanding - diluted         161,212       155,234       158,777       159,996       163,417
                                                              ------------  ------------  ------------  ------------  ------------


(1) Diluted earnings per share for the three months ended June 30, 2005 and 2004 and March 31, 2005 and for the six months ended June 30, 2005 excludes approximately 8.5 million potentially dilutive shares initially issuable upon the conversion of these debentures. Such shares did not impact our calculation of diluted earnings per share for the three months ended June 30, 2005 and March 31, 2005, and for the six months ended June 30, 2005 as we are required to pay cash up to the principal amount of any debentures converted resulting from the issuance of a supplemental indenture relating to the debentures in October 2004. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, if the price of our shares exceeded approximately $96. Such shares did not impact our calculation of diluted earnings per share for the three months ended June 30, 2004 because the inclusion of such shares would have been anti-dilutive, given the level of net income for that period. Net income for the three months ended June 30, 2004 excludes the related add-back of interest expense, net of tax, of $3.1 million for these debentures. These shares would have been dilutive and therefore included in the calculation of the weighted-average number of shares outstanding-diluted had diluted earnings per share been at or above $.37 for the three months ended June 30, 2004. Diluted earnings per share for the six months ended June 30, 2004 reflects the assumed conversion of our


                                      1-5

         $1.381 billion zero coupon convertible senior debentures due 2021, as the conversion in that period would have been dilutive.

(2) Diluted earnings per share for the three months ended June 30, 2005 and 2004 and March 31, 2005 and for the six months ended June 30, 2005 and 2004 excludes approximately 10.0 million potentially dilutive shares initially issuable upon the exchange of our $700 million zero coupon senior exchangeable notes due 2023. Such shares did not impact our calculation of diluted earnings per share for the three months ended June 30, 2005, and March 31, 2005, and for the six months ended June 30, 2005 as we are required to pay cash up to the principal amount of any notes exchanged as a result of the supplemental indenture issued for these notes during the fourth quarter of 2004. We would only issue an incremental number of shares upon exchange of these notes, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, if the price of our shares exceeded $70.10. Such shares did not impact our calculation of diluted earnings per share for the three and six months ended June 30, 2004 as the notes are contingently exchangeable under certain circumstances and would only be included in the calculation of the weighted-average number of shares outstanding-diluted if any of those criteria were met. Such criteria were not met during the three and six months ended June 30, 2004. Based on the initial exchange price per share, these notes would have been exchangeable for our common shares during those periods if the closing sale price per share of Nabors' common shares for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter was greater than or equal to $84.12.

(3) Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, respectively: 157.2 million and .2 million shares for the three months ended June 30, 2005; 148.6 million and .3 million shares for the three months ended June 30, 2004; 152.0 million and .2 million shares for the three months ended March 31, 2005; 154.6 million and .2 million shares for the six months ended June 30, 2005; and 148.1 million and .3 million shares for the six months ended June 30, 2004. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.



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